Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors

Addus HomeCare Corporation

Palatine, Illinois

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 6, 2009 on the financial statements of Desert PCA of Nevada, LLC as of July 28, 2007 and for the period from January 1, 2007 through July 28, 2007, SuCasa Personal Care, LLC as of July 28, 2007 and for the period from January 1, 2007 through July 28, 2007, Greater Vegas Personal Care, LLC as of November 12, 2007 and for the period from January 1, 2007 through November 12, 2007 and Vegas Valley Personal Care, LLC as of November 12, 2007 and for the period from January 1, 2007 through November 12, 2007 that are included in the Form S-1 Registration Statement (No. 333-160634) of Addus HomeCare Corporation, filed with the Securities and Exchange Commission.

/s/ Dixon Hughes PLLC

Morgantown, West Virginia

January 19, 2010